EXHIBIT 99.1

Media Contact:
Leslie Moore
TIBCO Software Inc.
(650) 846-5025
lmoore@tibco.com

Manuel Fernandez to Join TIBCO Software Board of Directors

Palo Alto, Calif., June 23, 2014 - TIBCO Software Inc. (NASDAQ: TIBX) today announced that Manuel “Manny” Fernandez, a highly accomplished industry pioneer and technology executive, will be appointed to the board of directors on June 27, 2014. Fernandez was the founder of Gavilan Computer Corporation – the company responsible for developing one of the first portable laptop computers. He also served as the president, chairman and CEO of Gartner, the world’s leading technology research and advisory firm, where he grew Gartner from $40 million in annual revenue to nearly $1 billion, and took the company public. Fernandez has been the managing director of SI Ventures, a venture capital firm, since 1998.

“The value that Manny adds to our board is unquestionable,“ said Vivek Ranadivé, chairman, founder and chief executive officer, TIBCO. “I have the highest regard for the perspective he will bring, drawing from his vast business and technical experience.”

Prior to Gartner, Fernandez was president and CEO of Dataquest – an information services company and Zilog Incorporated – a publicly traded microprocessor company. At Zilog, he was responsible for growing annual revenue from $5 million to $120 million within the first three years. Fernandez began his career in engineering positions with ITT and Harris Corporation, and also held the role of group executive vice president at Fairchild Semiconductor. Fernandez retired in November 2013 as executive chairman of Sysco Corporation, a $45-billion food distributor. He continues to serve on several NYSE boards, where he has held the chair of compensation and governance committees, and continues to serve as lead director at Brunswick Corporation.

Fernandez received a bachelor’s degree in electrical engineering and postgraduate studies in solid-state physics from the University of Florida. In 2001, he was appointed to the University of Florida board of trustees, and served as chairman of the board from 2003-2007. In 1996, he was recognized by Ernst & Young as Entrepreneur of the Year. Fernandez also served on President George W. Bush’s President’s Information Technology Advisory Committee (PITAC).

“TIBCO is a company with a deep technology heritage, a strong customer base and a visionary CEO in Vivek Ranadivé,” said Fernandez. “I am looking forward to joining the board and helping to guide the company’s growth and progression.”

About TIBCO
TIBCO Software Inc. (NASDAQ: TIBX) is a global leader in infrastructure and business intelligence software. Whether it's optimizing inventory, cross-selling products, or averting crisis before it happens, TIBCO uniquely delivers the Two-Second Advantage® -- the ability to capture the right information at the right time and act on it preemptively for a competitive advantage. With a broad mix of innovative products and services, TIBCO is the strategic technology partner trusted by businesses around the world. Learn more about TIBCO at www.tibco.com.

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